Exhibit 99.1

Twitter, Inc. Announces Pricing of $1.8 Billion Convertible Notes Offering

SAN FRANCISCO, Calif., September 12, 2014 — Twitter, Inc. (“Twitter”) (NYSE: TWTR) today announced the pricing of $900 million aggregate principal amount of convertible senior notes due 2019 (the “2019 notes”) and $900 million aggregate principal amount of convertible senior notes due 2021 (the “2021 notes”, and together with the 2019 notes, the “notes”), for a total aggregate amount of $1.8 billion, in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The size of the offering was increased from the previously announced $1.3 billion in aggregate principal amount. Twitter also granted the initial purchasers of the notes a 30-day over-allotment option to purchase up to an additional $100 million aggregate principal amount of the 2019 notes and an additional $100 million aggregate principal amount of the 2021 notes to cover over-allotments, if any. The sale of the notes to the initial purchasers is expected to settle on September 17, 2014, subject to customary closing conditions, and is expected to result in approximately $1.77 billion in net proceeds to Twitter after deducting the initial purchasers’ discount and estimated offering expenses payable by Twitter (assuming no exercise of the initial purchasers’ over-allotment option).

The notes will be senior, unsecured obligations of Twitter. The 2019 notes will bear interest at a rate of 0.25% per year and the 2021 notes will bear interest at a rate of 1.00% per year. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2015. The 2019 notes will mature on September 15, 2019 and the 2021 notes will mature on September 15, 2021, unless earlier repurchased or converted.

Twitter expects to use approximately $112.3 million of the net proceeds of the offering of the notes to pay the cost of the convertible note hedge transactions described below after such cost is partially offset by the proceeds of the warrant transactions described below to raise the effective conversion price of the notes from Twitter’s perspective, and to use the remaining proceeds of the offering for general corporate purposes.

The initial conversion rate for the 2019 notes is 12.8793 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $77.64 per share) and the initial conversion rate for the 2021 notes is 12.8793 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $77.64 per share). Prior to the close of business on the business day immediately preceding March 15, 2019, in the case of the 2019 notes, and March 15, 2021, in the case of the 2021 notes, the notes will be convertible at the option of the note holders only upon the satisfaction of specified conditions and during certain periods. Thereafter until the close of business on the second scheduled trading day preceding the relevant maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of Twitter’s common stock or a combination thereof, at Twitter’s election. The last reported sale price of Twitter’s common stock on September 11, 2014 was $52.64 per share.

In connection with the pricing of the notes, Twitter entered into privately negotiated convertible note hedge transactions with the initial purchasers and their affiliates (the “hedge counterparties”). The convertible note hedge transactions are expected generally to reduce the potential dilution to

Twitter’s common stock upon any conversion of notes and/or offset the cash payments Twitter is required to make in excess of the principal amount of converted notes of a series, as the case may be, in the event that the market price of Twitter’s common stock is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the initial conversion price of the notes of that series. Twitter also entered into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions will separately have a dilutive effect to the extent the market value per share of Twitter’s common stock exceeds the strike price of any warrant transactions, unless Twitter elects, subject to certain conditions, to settle the warrant transactions in cash. The strike price of the warrant transactions will initially be approximately $105.28 per share, which represents a premium of approximately 100% over the last reported sale price of Twitter’s common stock on September 11, 2014, and is subject to certain adjustments under the terms of the warrant transactions. If the initial purchasers exercise their over-allotment option to purchase additional notes of a series, Twitter intends to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties.

Twitter expects that, in connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the hedge counterparties or their respective affiliates expect to purchase shares of Twitter’s common stock and/or enter into various derivative transactions with respect to the common stock concurrently with, or shortly after, the pricing of the notes. These activities could increase (or reduce the size of any decrease in), the market price of Twitter’s common stock or the notes at that time. In addition, Twitter expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivative transactions with respect to Twitter’s common stock and/or by purchasing or selling shares of Twitter’s common stock or other securities of Twitter in secondary market transactions following the pricing of the notes and prior to maturity of the notes (and are likely to do so during any observation period relating to a conversion of the notes or in connection with any repurchase of notes by Twitter). This activity could also cause or avoid an increase or a decrease in the market price of Twitter’s common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes. The convertible note hedge transactions and warrant transactions have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

Press:

Jim Prosser

jprosser@twitter.com